As filed with the Securities and Exchange Commission on August 30, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HEALTH CARE PROPERTY INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	4675 MacArthur Court, 9th Floor	33-0091377
(State or Other Jurisdiction of Incorporation or Organization)	Newport Beach, California 92660 (949) 221-0600	(I.R.S. Employer Identification No.)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Edward J. Henning, Esq.
Senior Vice President, General Counsel and Corporate Secretary
4675 MacArthur Court, 9th Floor
Newport Beach, California 92660
(949) 221-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
R. Scott Shean, Esq.
Latham & Watkins
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626
(714) 540-1235

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered(1)	Proposed maximum aggregate price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock, par value $1.00 per share, and related rights	160,026	$41.98	$6,717,892	$618.05

(1)
In the event of a stock split, stock dividend, or similar transaction involving the Company’s common stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)	Based upon the average of the high and low prices of the shares of common stock reported on the New York Stock Exchange on August 27, 2002, pursuant to Rule 457(c) of the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

This registration statement relates to the possible issuance of 160,026 shares of common stock of Health Care Property Investors, Inc. to the holders of units representing non-managing member interests in HCPI/Utah, LLC and the possible resale of the shares of common stock by the selling holders named in the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 30, 2002

PROSPECTUS

Health Care Property Investors, Inc.

160,026 Shares

Common Stock

This prospectus relates to the possible issuance of up to 160,026 shares of common stock of Health Care Property Investors, Inc., a Maryland corporation, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders.

We will not receive any proceeds from the issuance of the shares of our common stock to the selling holders except that we will acquire membership units of HCPI/Utah, LLC currently held by the selling holders tendered in exchange for shares of our common stock.

Our shares of common stock are traded on the New York Stock Exchange under the symbol “HCP.” On August 29, 2002, the last reported sales price of our common stock on the New York Stock Exchange was $42.47 per share.

You should consider the risks discussed in “ Risk Factors” beginning on page 1 of this prospectus before you invest in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August     , 2002

All references in this prospectus to “HCPI” “we,” “us” or “our” mean Health Care Property Investors, Inc., its majority-owned subsidiaries and other entities controlled by Health Care Property Investors, Inc. except where is clear from the context that the term means only the issuer, Health Care Property Investors, Inc.

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RISK FACTORS

Below are the risks that we believe are material to investors who purchase or own our common stock. In addition to other information contained or incorporated by reference in this prospectus, you should carefully consider the following factors before acquiring the common stock offered by this prospectus.

Decline in the assisted living sector and the long-term care industry may have significant adverse consequences to us.

Assisted Living Industry.  The assisted living industry, from which we derived 14% of our annualized revenue as of June 30, 2002, has been challenged by overbuilding in certain areas, slower than projected fill-up rates, margin pressure from lower than projected rents and shortage of capital. Various assisted living companies continue their efforts to restructure their capital, debt and lease structures.

Long-Term Care Industry.  We derived 27% of our annualized revenue as of June 30, 2002 from the long-term care industry. Certain long-term care operators and facilities continue to experience operating problems in part due to low levels of Medicaid reimbursements in certain states. In addition, if the most recent Medicare reimbursement increase is not extended beyond October 1, 2002 and various states institute Medicaid rate cuts to reduce budget shortfalls, additional operators may begin feeling the strain of inadequate reimbursement.

We cannot assure you that the trouble experienced by assisted living operators and long-term care operators will not have a material adverse effect on our net income, funds from operations or the value of the common stock.

The health care industry is heavily regulated by the government, which may adversely affect our rental and debt payment revenues.

The health care industry is heavily regulated by federal, state and local laws. This government regulation of the health care industry affects us because:

•
the financial ability of lessees to make rent and debt payments to us may be affected by governmental regulations such as licensure, certification for participation in government programs, and government reimbursement; and

•	our additional rents are based on our lessees’ gross revenue from operations in many instances, which in turn are affected by the amount of reimbursement such lessees receive from the government.

The failure of any borrower of funds from us or lessee of any of our properties to comply with such laws and regulations could affect its ability to operate its facility or facilities and could adversely affect such borrower’s or lessee’s ability to make debt or lease payments to us.

Fraud and Abuse.  Various federal and state governments have considered or passed laws that attempt to eliminate fraud and abuse by prohibiting payment arrangements that include compensation for patient referrals. We cannot assure you that the operators of our facilities are in compliance or will remain in compliance in the future with these laws.

Licensure Risks.  Most health care facilities must obtain a license to operate. Failure to obtain licensure or loss of licensure would prevent a facility from operating which could adversely affect the facility operator’s ability to make rent and debt payments.

Environmental Matters.  A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect health care facility operations. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender (such as us) may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). The presence of any environmental liability at any of our properties would affect the property owner’s ability to sell or rent the property or to borrow using the property as collateral which, in turn, would reduce our revenue.

Medicare and Medicaid Programs.  Sources of revenue for lessees and mortgagors may include the federal Medicare program, state Medicaid programs, private insurance carriers, health care service plans and health maintenance organizations, among others. Efforts to reduce costs by these payors will likely continue, which may result in reduced or slower growth in reimbursement for certain services provided by some of our operators. In addition, the failure of any of our operators to comply with various laws and regulations could jeopardize its ability to continue participating in the Medicare and Medicaid programs.

Cost Control.  The healthcare industry has continually faced various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care settings and the vertical and horizontal consolidation of health care providers. Changes in the law, new interpretations of existing laws, and changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement furnished by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of legislative efforts cannot be predicted and may impact us in different ways.

Loss of our tax status as a real estate investment trust would have significant adverse consequences to us and the value of our common stock.

We currently operate and have operated commencing with our taxable year ended December 31, 1985 in a manner that is intended to allow us to qualify as a real estate investment trust for federal income tax purposes under the Internal Revenue Code of 1986, as amended.

Qualification as a real estate investment trust involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a real estate investment trust. For example, in order to qualify as a real estate investment trust, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a REIT for tax purposes. Although we believe that we are organized and have operated in such manner, we can give no assurance that we have qualified or will continue to qualify as a REIT for tax purposes.

If we lose our real estate investment trust status, we will face serious tax consequences that will substantially reduce the funds available to make payments of principal and interest on our outstanding debt we issue and to make distributions to our stockholders. If we fail to qualify as a real estate investment trust:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

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unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders would be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits, and we will not be required to make distributions to stockholders.

As a result of all these factors, our failure to qualify as a real estate investment trust also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Our prior engagement of Arthur Andersen as our independent auditors during fiscal years 1999, 2000, and 2001 may adversely affect our ability to access the capital markets and make timely filings with the Securities and Exchange Commission in the future.

On March 14, 2002, Arthur Andersen LLP, our former independent public auditors, was indicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp. On June 15, 2002, Arthur Andersen was found guilty of these charges. Although we dismissed Arthur Andersen as our independent public auditors and engaged Ernst & Young LLP during May 2002, our consolidated financial statements for the fiscal years ended December 31, 1999, 2000, and 2001 were audited by Arthur Andersen and are incorporated by reference into this prospectus. The Securities and Exchange Commission has said that it will continue accepting financial statements audited by Arthur Andersen as long as a reasonable effort is made to have Arthur Andersen reissue its reports and to obtain a manually signed accountant’s report from Arthur Andersen. Arthur Andersen notified us that, as of June 6, 2002, it is no longer able to reissue its reports because both of the partners who were assigned to our account have resigned from the firm. Our access to the capital markets and our ability to make timely filings with the SEC could be impaired if the SEC ceases accepting financial statements from a prior period audited by Arthur Andersen for which Arthur Andersen will not reissue an audit report. In that case, we would not be able to access the public capital markets unless another independent accounting firm is able to audit the financial statements originally audited by Arthur Andersen. Any delay or inability to access the public capital markets caused by these circumstances could have a material adverse effect on us.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we have filed at the SEC’s public reference rooms. You may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended:

•	our Current Reports on Form 8-K dated May 14, 2002 and June 19, 2002;

•	our Quarterly Reports on Form 10-Q/A and Form 10-Q for the fiscal quarter ended March 31, 2002 and for the fiscal quarter ended June 30, 2002, respectively;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001;

•	our Proxy Statement dated March 27, 2002;

•
the description of our common stock contained in our registration statement on Form 10 dated May 7, 1985 (File No. 1-8895), including the amendments dated May 20, 1985 and May 23, 1985, and any other amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; and

•	the description of our preferred share purchase rights (which were issued pursuant to our Stockholder Rights Plan dated June 20, 2000) contained in our Form 8-A dated July 28, 2000 (File No. 1-08895).

We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

James G. Reynolds
Executive Vice President and Chief Financial Officer
Health Care Property Investors, Inc.
4675 MacArthur Court, 9th Floor
Newport Beach, California 92660
(949) 221-0600

CAUTIONARY LANGUAGE REGARDING FORWARD LOOKING STATEMENTS

Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement that are not historical factual statements are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of us and our officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. In addition to the factors set forth in our annual report on Form 10-K/A for the fiscal year ended December 31, 2001, you should consider the following:

•	Legislative, regulatory, or other changes in the health care industry at the local, state or federal level which increase the costs of or otherwise affect the operations of our lessees or mortgagors;

•
Changes in the reimbursement available to our lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;

•	Competition for lessees and mortgagors, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

•	Availability of suitable health care facilities to acquire at a favorable cost of capital and the competition for such acquisition and financing of health care facilities;

•	The ability of our lessees and mortgagors to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

•	The financial weakness of operators in the long-term care and assisted living sectors, which results in uncertainties in our ability to continue to realize the full benefit of such operators’ leases;

•	Changes in national or regional economic conditions, including changes in interest rates and the availability and our cost of capital; and

•	The risk that we will not be able to sell or lease facilities that are currently vacant.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward looking events discussed in this prospectus or discussed in or incorporated by reference in this prospectus may not occur.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On May 14, 2002, we announced that we appointed Ernst & Young LLP to replace Arthur Andersen LLP as our independent accountants. Prior to the date of this prospectus, the Arthur Andersen partners who reviewed our most recent audited financial statements have resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this registration statement of its audit reports with respect to our financial statements. Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen may not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

THE COMPANY

We were organized in 1985 to qualify as a real estate investment trust, or a REIT. We invest in health care related real estate located throughout the United States. We commenced business 17 years ago, making us the second oldest REIT specializing in health care real estate. Since 1986, the debt rating agencies have rated our debt investment grade. The market value of our common stock was approximately $2.5 billion as of August 29, 2002.

As of June 30, 2002, our gross investment in our properties, including partnership interests and mortgage loans, was approximately $2.9 billion. As of June 30, 2002, our portfolio of 432 properties in 42 states consisted of:

•	181 long-term care facilities;

•	89 assisted living facilities;

•	84 medical office buildings;

•	37 physician group practice clinics;

•	21 acute care hospitals;

•	Nine rehabilitation hospitals;

•	Six health care laboratory and biotech research facilities; and

•	Five retirement living communities.

Our principal offices are located at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660, and our telephone number is (949) 221-0600.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligation to the holders named in the section entitled “Selling Holders.” We will acquire non-managing member interests in HCPI/Utah, LLC in exchange for any shares of common stock that we may issue to the selling holders pursuant to this prospectus. We will not receive any proceeds from the issuance of shares of common stock to the selling holders or the resale of the shares by the selling holders other than the non-managing member interests of HCPI/Utah, LLC. However, we will pay registration expenses which we estimate to be approximately $70,000.

DESCRIPTION OF CAPITAL STOCK

GENERAL

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The following description is qualified in all respects by reference to our charter, a copy of which was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, our Second Amended and Restated Bylaws, a copy of which was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and Amendment No. 1 and Amendment No. 2 to our Second Amended and Restated Bylaws, filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and filed as an exhibit hereto, respectively, and the rights agreement between us and The Bank of New York, as rights agent.

DESCRIPTION OF COMMON STOCK

As of August 28, 2002, there were 58,550,002 shares of common stock outstanding. All shares of common stock participate equally in dividends payable to holders of common stock, when and as authorized by our board and declared by HCPI, and in net assets available for distribution to holders of common stock on our liquidation, dissolution, or winding up. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of HCPI stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Our charter contains restrictions on the ownership and transfer of our common stock. See “Transfer Restrictions, Redemptions and Business Combination Provisions.”

All issued and outstanding shares of common stock are, and the common stock offered under this prospectus will be upon issuance, validly issued, fully paid and nonassessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange (NYSE Symbol: HCP).

The transfer agent and registrar of our common stock is The Bank of New York.

DESCRIPTION OF PREFERRED STOCK

Under our charter, our board is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of preferred stock of HCPI, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board. As of August 28, 2002, HCPI had outstanding 2,400,000 shares of 7 7/8% Series A Cumulative Redeemable Preferred Stock, 5,345,000 shares of 8.70% Series B Cumulative Redeemable Preferred Stock and 3,976,600 shares of 8.60% Series C Cumulative Redeemable Preferred Stock. The material terms of our series A preferred stock, series B preferred stock and series C preferred stock are described below.

Series A Preferred Stock

Voting Rights.  Holders of the series A preferred stock generally do not have any voting rights, except in limited circumstances.

The consent of the holders of series A preferred stock is not required for the taking of any corporate action, including any merger or consolidation involving HCPI or a sale of all or substantially all of the assets of HCPI, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the series A preferred stock, except as expressly set forth in the exhibit to our charter which relates to the series A preferred stock.

Rank.  With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the series A preferred stock ranks:

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senior to all classes or series of common stock of HCPI, and to all equity securities issued by HCPI ranking junior to the series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI;

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on a parity with the series B preferred stock, series C preferred stock and with all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI; and

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junior to all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank senior to the series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI. See “— Voting Rights” above.

The term “equity securities” does not include convertible debt securities, which rank senior to the series A preferred stock prior to conversion.

Dividends.  Holders of shares of the series A preferred stock are entitled to receive, when, as, and if declared by our board out of funds of HCPI legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 7 7/8% of the liquidation preference (equivalent to $1.96875 per annum per share).

Dividends on the series A preferred stock are cumulative from the date of original issue and are payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day.

No dividends may be declared by our board or paid or set apart for payment on the series A preferred stock if the terms of any agreement of HCPI, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

Dividends on the series A preferred stock accrue, however, whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the series A preferred stock do not bear interest and holders of the series A preferred stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the series A preferred stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the series A preferred stock, other than a dividend in shares of any class of stock ranking junior to the series A preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the series A preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or full payment is not so set apart, upon the series A preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the series A preferred stock, including the series B preferred stock or the series C preferred stock, all dividends declared upon the series A preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the series A preferred stock are declared pro rata so that the amount of dividends declared per share of series A preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the series A preferred stock and such other class or series of preferred stock, which cannot include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

Except as provided in the preceding paragraph, unless full cumulative dividends on the series A preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of our common stock or other shares of capital stock ranking junior to the series A preferred stock as to dividends and upon liquidation:

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no dividends may be declared or paid or set aside for payment upon our common stock, or any other capital stock of HCPI ranking junior to or on a parity with the series A preferred stock as to dividends or upon liquidation;

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no other distribution may be declared or made upon our common stock, or any other capital stock of HCPI ranking junior to or on a parity with the series A preferred stock as to dividends or upon liquidation;

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no shares of our common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the series A preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by HCPI, except by conversion into or exchange for other capital stock of HCPI ranking junior to the series A preferred stock as to dividends and upon liquidation or for the purpose of preserving HCPI’s qualification as a real estate investment trust. See “Restrictions on Ownership and Transfer Relating to Preferred Stock.”

Liquidation Preferences.  Upon any liquidation, dissolution or winding up of the affairs of HCPI, the holders of series A preferred stock are entitled to be paid out of the assets of HCPI legally available for distribution to its stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of capital stock of HCPI that ranks junior to the series A preferred stock as to liquidation rights.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect is given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

Maturity; Redemption.  The series A preferred stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of HCPI. The series A preferred stock is not redeemable prior to September 30, 2002. HCPI is entitled, however, pursuant to the articles supplementary relating to the series A preferred stock, to purchase shares of the series A preferred stock in order to preserve its status as a real estate investment trust for federal or state income tax purposes at any time. Following September 30, 2002, HCPI may, at its option, redeem the series A preferred stock at $25 per share ($60,000,000 in the aggregate), plus accrued and unpaid dividends. The redemption price (other than the portion consisting of accrued and unpaid interest) is payable solely out of the sale proceeds of other capital stock of HCPI.

Restrictions on Ownership and Transfer.  See “Restrictions on Ownership and Transfer Relating to Preferred Stock.”

Series B Preferred Stock

Voting Rights.  Holders of the series B preferred stock generally do not have any voting rights, except in limited circumstances.

The consent of the holders of series B preferred stock is not required for the taking of any corporate action, including any merger or consolidation involving HCPI or a sale of all or substantially all of the assets of HCPI, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the series B preferred stock, except as expressly set forth in the exhibit to our charter which relates to the series B preferred stock.

Rank.  With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the series B preferred stock ranks:

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senior to all classes or series of common stock of HCPI, and to all equity securities issued by HCPI ranking junior to the series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI;

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on a parity with the series A preferred stock, series C preferred stock and with all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI; and

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junior to all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank senior to the series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI. See “— Voting Rights” above.

The term “equity securities” does not include convertible debt securities, which rank senior to the series B preferred stock prior to conversion.

Dividends.  Holders of the series B preferred stock are entitled to receive, when, as, and if declared by our board, out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 8.70% of the liquidation preference (equivalent to $2.175 per annum per share).

Dividends on the series B preferred stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the series B preferred stock, including dividends payable for any partial dividend period, are computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividends may be declared by our board or paid or set apart for payment on the series B preferred stock if the terms of any agreement of HCPI, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

Dividends on the series B preferred stock accrue, however, whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the series B preferred stock do not bear interest and holders of the series B preferred stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the series B preferred stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the series B preferred stock, other than a dividend in shares of any class of stock ranking junior to the series B preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the series B preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or full payment is not so set apart) upon the series B preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the series B preferred stock, including the series A preferred stock or the series C preferred stock, all dividends declared upon the series B preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the series B preferred stock are declared pro rata so that the amount of dividends declared per share of series B preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the series B preferred stock and such other class or series of preferred stock, which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

Except as provided in the preceding paragraph, unless full cumulative dividends on the series B preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of our common stock or other shares of capital stock ranking junior to the series B preferred stock as to dividends and upon liquidation:

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no dividends may be declared or paid or set aside for payment upon our common stock, or any other capital stock of HCPI ranking junior to or on a parity with the series B preferred stock as to dividends or upon liquidation;

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no other distribution may be declared or made upon our common stock, or any other capital stock of HCPI ranking junior to or on a parity with the series B preferred stock as to dividends or upon liquidation;

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no shares of our common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the series B preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by HCPI, except by conversion into or exchange for other capital stock of HCPI ranking junior to the series B preferred stock as to dividends and upon liquidation or for the purpose of preserving HCPI’s qualification as a real estate investment trust. See “— Restrictions on Ownership and Transfer Relating to Preferred Stock.”

Liquidation Preferences.  Upon any liquidation, dissolution or winding up of the affairs of HCPI, the holders of series B preferred stock are entitled to be paid out of the assets of HCPI legally available for distribution to its stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of capital stock of HCPI that ranks junior to the series B preferred stock as to liquidation rights.

In determining whether a distribution, other than upon voluntary or involuntary liquidation, by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect is given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

Maturity; Redemption.  The series B preferred stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities of HCPI. The series B preferred stock is not redeemable prior to September 30, 2003. HCPI is entitled, however, pursuant to the articles supplementary relating to the series B preferred stock, to purchase shares of the series B preferred stock in order to preserve its status as a real estate investment trust for federal or state income tax purposes at any time. Following September 30, 2003, HCPI may, at its option, redeem the series B preferred stock at $25 per share ($134,625,000 in the aggregate), plus accrued and unpaid dividends. The redemption price (other than the portion consisting of accrued and unpaid interest) is payable solely out of the sale proceeds of other capital stock of HCPI.

Restrictions on Ownership and Transfer.  See “Restrictions on Ownership and Transfer Relating to HCPI Preferred Stock.”

Depositary Shares for Series C Preferred Stock

General.  On November 4, 1999, HCPI merged with American Health Properties, Inc. At the effective time of the merger between HCPI and AHP, HCPI assumed the obligations of AHP under the deposit agreement dated October 27, among AHP, ChaseMellon

Shareholder Services, L.L.C., as depositary and the holders from time to time of the depositary receipts issued by the depositary under the deposit agreement. Following the merger, HCPI deposited the series C preferred stock with the depositary and instructed the depositary to treat the shares of series C preferred stock as new deposited securities under the deposit agreement. In accordance with the terms of the deposit agreement, the existing depositary receipts, formerly evidencing AHP depositary shares automatically evidence depositary shares which will evidence an ownership interest in series C preferred stock.

The following is a summary of material provisions of the deposit agreement. This description does not purport to be complete and is qualified by reference to the deposit agreement, the form of which has been incorporated by reference into the registration statement on Form S-3 of which this prospectus forms a part. See “Where You Can Find More Information.”

Each HCPI depositary share represents a one-one-hundredth interest in one share of series C preferred stock. The depositary shares representing series C preferred stock are listed on The New York Stock Exchange.

Subject to the terms of the deposit agreement, each owner of a share of depositary share is entitled through the depositary, in proportion to the one-one-hundredth interest in a share of series C preferred stock underlying such depositary share, to all rights and preferences, and subject to all restrictions, of a share of series C preferred stock (including dividend, voting, redemption and liquidation rights).

Since each share of series C preferred stock entitles the holder thereof to one vote on matters on which the series C preferred stock is entitled to vote, each depositary share, in effect, entitles the holder to one-one-hundredth of a vote, rather than one full vote.

Dividends and Other Distributions.  The depositary will distribute all the dividends or other cash distributions received in respect of the series C preferred stock to the record holders of the depositary shares in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

Restrictions on Ownership and Transfer.  For information regarding provisions of HCPI’s charter and bylaws, including restrictions on ownership which are applicable to the series C preferred stock and the depositary shares, see “Restrictions on Ownership and Transfer Relating to Preferred Stock.”

Series C Preferred Stock

Voting Rights.  Holders of the series C preferred stock generally do not have any voting rights, except in limited circumstances.

The consent of the holders of series C preferred stock is not required for the taking of any corporate action, including any merger or consolidation involving HCPI or a sale of all or substantially all of the assets of HCPI, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the series C preferred stock, except as expressly set forth in the exhibit to our charter which relates to the series C preferred stock.

Rank.  With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCPI, the series C preferred stock ranks:

•	senior to all classes or series of common stock of HCPI, and to all other classes and series of equity securities issued by HCPI;

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on a parity with the series A preferred stock, series B preferred stock and all equity securities issued by HCPI the terms of which specifically provide that such equity securities rank on a parity with the series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI;

•	junior to all outstanding debt issued by HCPI; and

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junior to all equity securities issued by HCPI ranking senior to the series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCPI. See “Voting Rights” above.

Dividends.  Holders of the series C preferred stock are entitled to receive, when, as, and if declared by our board, out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends of 8.60% of the liquidation preference (equivalent to $215.00 per annum per share, or $2.15 per depositary share per annum).

Dividends on the series C preferred stock are cumulative from the last payment date through which dividends were paid on the shares of AHP series B preferred stock in respect of which shares of series C preferred stock were issued and are payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year or, if not a business day, the next business day. Any dividend payable on the series C preferred stock for other than a full dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends on the series C preferred stock accrue day by day and are cumulative.

Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the applicable record date. Any dividend payment made on the series C preferred stock is first credited against the earliest accrued but unpaid dividend due with respect to the series C preferred stock that remains payable.

No dividends will be authorized by our board or paid or set aside for payment if any agreement of HCPI prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting aside of payment would constitute a breach thereof or a default thereunder, or if such authorization or payment is restricted or prohibited by law. Dividends on series C preferred stock accrue whether or not HCPI has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on the series C preferred stock that may be in arrears. Holders of series C preferred stock are not entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the series C preferred stock. If, for any taxable year, HCPI elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code) any portion (the “Capital Gains Amount”) of the dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of all classes of capital stock (the “Total Dividends”), then the portion of the Capital Gains Amount that will be allocable to holders of series C preferred stock will be in the same portion that the Total Dividends paid or made available to the holders of series C preferred stock for the year bears to the Total Dividends.

No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the series C preferred stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the series C preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or full payment is not so set apart) upon the series C preferred stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the series C preferred stock (including the series A preferred stock or the series B preferred stock), all dividends declared upon the series C preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with the series C preferred stock are declared pro rata so that the amount of dividends declared per share of series C preferred stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the series C preferred stock and such other class or series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

Except as provided in the preceding paragraph, unless full cumulative dividends on the series C preferred stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of our common stock or other shares of capital stock ranking junior to the series C preferred stock as to dividends and upon liquidation or options or rights to acquire the same:

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no cash dividend or other distribution may be declared or paid or set aside for payment upon our common stock, or any other capital stock of HCPI ranking junior to the series C preferred stock as to dividends or upon liquidation;

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HCPI may not repurchase, redeem or otherwise acquire shares of our common stock, or any other shares of capital stock of HCPI ranking junior to or on a parity with the series C preferred stock as to dividends or upon liquidation, or pay or make any amount available for a sinking fund for redemption of such shares, except by conversion into or exchange for other capital stock of HCPI ranking junior to the series C preferred stock as to dividends and upon liquidation or for the purpose of preserving HCPI’s qualification as a real estate investment trust. See “Restrictions on Ownership and Transfer Relating to Preferred Stock.”

Liquidation Preferences.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs HCPI, the holders of series C preferred stock are entitled to receive out of assets of HCPI legally available for distribution to stockholders a liquidation preference of $2,500.00 per share of series C preferred stock ($25.00 per depositary share), plus an amount equal to any accrued and unpaid dividends for prior dividend periods, before any distribution of assets is made to holders of our common stock or any other class or series of capital stock of HCPI that ranks junior to the series C preferred stock as to liquidation rights.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of HCPI or otherwise is permitted under the Maryland General Corporation Law, no effect is given to amounts that would be needed if HCPI would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of HCPI whose preferential rights upon distribution are superior to those receiving the distribution.

Maturity; Redemption.  The series C preferred stock is not redeemable by HCPI prior to October 27, 2002, other than a redemption by HCPI to preserve its status as a real estate investment trust. On and after October 27, 2002, HCPI, at its option, upon publication in a newspaper of general circulation in New York, New York at least once a week for two successive weeks and written notice to the holders of series C preferred stock, may redeem the series C preferred stock, in whole or in part, at any time, for cash at a redemption price of $2,500.00 per share of series C preferred stock ($25.00 per depositary share), plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The redemption price (other than the portion consisting of accrued and unpaid interest) is payable solely out of the sale proceeds of other capital stock of HCPI.

Restrictions on Ownership and Transfer.  See “Restrictions on Ownership and Transfer Relating to Preferred Stock.”

TRANSFER RESTRICTIONS, REDEMPTION AND BUSINESS COMBINATION PROVISIONS

Among other requirements, in order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of our capital stock, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Internal Revenue Code. A REIT’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Our charter contains restrictions on the ownership and transfer of our common stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number of shares or value, whichever is more restrictive) of the outstanding shares of common stock. We refer to the limits described in this paragraph as the “ownership limits.”

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the applicable ownership limit.

Our board of directors may, but in no event will be required to, waive the ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not jeopardize our status as a REIT; and

•	our board of directors otherwise decides such action would be in our best interest.

As a condition of such waiver, the board of directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status.

These charter provisions further prohibit:

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any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

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any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Pursuant to our charter, if any purported transfer of common stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be void and of no force or effect as to that number of shares in excess of the applicable ownership limit. The shares proposed to be transferred will be deemed to have been transferred to, and held by, a trustee of a trust for the exclusive benefit of a charitable organization selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust.

The trustee shall sell the shares to us or to another person designated by the trustee whose ownership of the shares will not violate the ownership limit.

The trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust:

•	sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors, and

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distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of (1) the price paid by the prohibited transferee or owner for the excess shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the relevant date) and (2) the sales proceeds received by the trustee for the excess shares.

The trustee shall be designated by us and shall be unaffiliated with us and any prohibited transferee or owner. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion,

•	to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then our charter provides that the transfer of the excess shares will be void.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

In addition, if our board of directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, it shall have the power:

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by lot or other means deemed equitable by it to call for the purchase from any stockholder of a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of the beneficial owner to a level of no more than 9.9% of our outstanding voting shares; and

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to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our capital stock.

If our board of directors fails to grant an exemption from this 9.9% ownership limitation, then the transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest in the transferred securities. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

Our charter requires that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, or a related person, must be approved by the affirmative vote of at least 90% of our outstanding voting shares.

A business combination is defined in our charter as:

•	our merger or consolidation with or into a related person;

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any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part (as defined below) of our assets (including, without limitation, any voting securities of a subsidiary) to a related person;

•	any merger or consolidation of a related person with or into us;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us;

•	the issuance of any of our securities (other than by way of pro rata distribution to all stockholders) to a related person; and

•	any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

The term “substantial part” means more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

In addition to the restrictions on business combinations contained in our charter, Maryland law also contains restrictions on business combinations. See “Provisions of Maryland Law and HCPI’s Charter and Bylaws — Business Combinations.”

The foregoing provisions of our charter and certain other matters may not be repealed, and no amendment to our charter that is inconsistent with such provisions can be adopted without the affirmative vote of at least two-thirds of our outstanding voting shares.

The rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem to be in their interests or in which they might receive a substantial premium. Our board of directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See “Description of Preferred Stock.” The rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our charter and the rights may help assure fair treatment of stockholders and preserve our assets.

RESTRICTIONS ON OWNERSHIP AND TRANSFER RELATING TO PREFERRED STOCK

Each of the articles supplementary relating to the series A preferred stock, the series B preferred stock and the series C preferred stock contain restrictions on the ownership and transfer of preferred stock which are intended to assist HCPI in complying with the requirements to maintain its status as a real estate investment trust. Subject to limited exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.9% (by number or value, whichever is more restrictive) of the outstanding shares of series A preferred stock or series B preferred stock or, with regard to the series C preferred stock, 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of capital stock of HCPI, inclusive of the series C preferred stock. Our board may, but in no event is required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize HCPI’s status as a real estate investment trust and our board otherwise decides such action would be in the best interest of HCPI.

STOCKHOLDER RIGHTS AGREEMENT

On June 20, 2000, we adopted a Stockholder Rights Plan and declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The rights will become exercisable if a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of more of our common stock or following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our common stock. After the rights become exercisable, each right will entitle the holder to purchase from us one one-hundredth (1/100th) of a share of Series D Junior Participating Preferred Stock at a price of $95 per one one-hundredth (1/100th) of a share of series D preferred stock, subject to certain anti-dilution adjustments. The rights will at no time have any voting rights.

Each share of series D preferred stock purchasable upon exercise of the rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared on our common stock. In the event of our liquidation, dissolution or winding up, the holders of the shares of the series D preferred stock will be entitled to a preferential liquidation payment of $100 per share plus any accrued but unpaid dividends and distributions thereon, whether or not declared, provided that the holders of shares of the series D preferred stock shall be entitled to receive an aggregate amount per share, subject to adjustment, equal to 100 times the aggregate amount to be distributed per share to holders of shares of our common stock. Each share of series D preferred stock will have 100 votes and will vote together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of series D preferred stock will be entitled to receive 100 times the amount received per share of common stock. Shares of series D preferred stock will not be redeemable. The rights are protected by customary anti-dilution provisions. Because of the nature of the series D preferred stock’s dividend, liquidation and voting rights, the value of one one-hundredth of a share of series D preferred stock purchasable upon exercise of each right should approximate the value of one common share.

Under certain circumstances, each holder of a right, other than rights that are or were acquired or beneficially owned by a person or group acquiring 15% or more (which rights will thereafter be void), will have the right to receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of one right. In the event that, after a person acquired 15% or more of our common stock, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, each holder of a right shall have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one right.

The rights may be redeemed by our board of directors at any time prior to the time a person or group acquires 15% or more of our common stock.

The rights will expire on July 27, 2010 (unless earlier redeemed, exchanged or terminated). The Bank of New York is the rights agent.

The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of us without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our stock on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors at any time prior to the first date that a person or group acquires 15% or more of our common stock.

RELATIONSHIP OF THE PARTIES

On October 27, 1998, we formed HCPI/Utah, LLC and acquired the sole managing member interest in HCPI/Utah, LLC. On January 25, 1999 we caused HCPI/Utah, LLC to issue 590,555 managing member units to us in exchange for a capital contribution of approximately $18.9 million. Also in connection with our contribution, partnerships and limited liability companies affiliated with The Boyer Company, L.C., a Utah limited liability company then unaffiliated with HCPI/Utah, LLC or HCPI, made a capital contribution to HCPI/Utah, LLC of real property and improvements with an equity value net of assumed debt of approximately $18.9 million in exchange for an aggregate of 593,247 non-managing member units in HCPI/Utah, LLC. On January 27, 2000, we registered 593,247 shares of our common stock in order to provide for the exchange of these non-managing member units into shares of our common stock. Subsequently, the HCPI/Utah, LLC operating agreement was amended on several dates to provide for the issuance by HCPI/Utah, LLC of an additional 160,026 non-managing member units to other partnerships and limited liability companies associated with The Boyer Company, L.C. and to Spring Creek Medical Building, L.L.C. in exchange for real property and improvements with an equity value net of assumed debts of approximately $5.3 million. These partnerships and limited liability companies that received the 160,026 non-managing member units were:

•	Amarillo Bell Associates;

•	Boyer–BPMA Holdings, L.C.;

•	Boyer Desert Springs, L.C.;

•	Boyer Davis North Medical Associates, Ltd.; and

•	Spring Creek Medical Building, LLC.

The above-referenced partnerships and limited liability companies, as well as certain parties that received non-managing member units from the above-referenced partnerships and limited liability companies, are referred to herein as the “selling holders.”

On August 17, 2002, the 160,026 non-managing member units held by the selling holders may be exchanged for our common stock or, at our option, for cash. At the time of the selling holders’ acquisition of the non-managing member units, we agreed to provide registration rights with respect to the shares of common stock for which the non-managing member units may be exchanged.

On October 30, 2001, we issued 8,324 non-managing member units to Boyer Desert Springs, L.C. and 18,477 non-managing member units to Amarillo Bell Associates for earn-outs pursuant to the contribution agreement entered into between the parties. These non-managing member units issued to Boyer Desert Springs, L.C. and Amarillo Bell Associates are exchangeable for our common stock or, at our option, cash, beginning one year following the date of the last issuance of any non-managing member units pursuant to the contribution agreement between HCPI/Utah II, LLC and certain affiliates of The Boyer Company, L.C. This registration statement does not relate to the common stock issuable upon the exchange of non-managing member issued to Boyer Desert Springs, L.C. and Amarillo Bell Associates on October 30, 2001. A separate registration statement will be filed with respect to such shares of common stock.

HCPI/Utah, LLC has relied on the exemption provided by Section 4(2) of the Securities Act in connection with the issuances and sales of its managing member and non-managing member units.

As of August 17, 2002, HCPI/Utah, LLC has 1,884,034 units issued and outstanding, which are held by the following:

•	1,101,164 managing member units by HCPI;

•	35,034 non-managing member units by HCPI;

•	14,401 non-managing member units by Boyer Castle Dale Medical Clinic, L.L.C.;

•	13,082 non-managing member units by Boyer Centerville Clinic Company, L.C.;

•	21,134 non-managing member units by Boyer Elko, L.C.;

•	183,511 non-managing member units by Boyer Desert Springs, L.C.;

•	4,164 non-managing member units by Boyer Grantsville Medical, L.C.;

•	628 non-managing member units by Boyer-Ogden Medical Associates, LTD.;

•	31,107 non-managing member units by Boyer Ogden Medical Associates No. 2, LTD.;

•	10,498 non-managing member units by Boyer-Salt Lake Industrial Clinic Associates, LTD.;

•	86,680 non-managing member units by Boyer-St. Marks Medical Associates, LTD.;

•	63,275 non-managing member units by Boyer McKay-Dee Associates, LTD.;

•	36,836 non-managing member units by Boyer St. Mark’s Medical Associates #2, LTD.;

•	60,367 non-managing member units by Boyer Iomega, L.C.;

•	37,456 non-managing member units by Boyer Springville, L.C.;

•	16,316 non-managing member units by Boyer Primary Care Clinics Associates, LTD. #2;

•	15,694 non-managing member units by Boyer-BPMA Holdings, L.C.;

•	17,936 non-managing member units by Spring Creek Medical Building, L.L.C.;

•	9,946 non-managing member units by Boyer Davis North Medical Associates, LTD;

•	29,189 non-managing member units by Amarillo Bell Associates;

•	760 non-managing member units by H. Lewis Swain;

•	48,377 non-managing member units by H. Lewis Swain, as Trustee of the H. Lewis Swain Family Trust;

•	30,292 non-managing member units by Lynn L. Summerhays; and

•	16,187 non-managing member units by The Corporation of the President of The Church of Jesus Christ of Latter-day Saints.

OPERATING AGREEMENT

The following summarizes the material provisions of the operating agreement, as amended, of HCPI/Utah, LLC. The summary is qualified in its entirety by reference to the operating agreement of HCPI/Utah, LLC.

Management

HCPI/Utah, LLC was organized as a Delaware limited liability company under the Delaware Limited Liability Company Act and the terms of its operating agreement, the Amended and Restated Limited Liability Company Agreement of HCPI/Utah, LLC. Our company is the sole managing member of HCPI/Utah, LLC. Generally, pursuant to the operating agreement, we have exclusive and complete responsibility and discretion in the management and control of HCPI/Utah, LLC, including, subject to the restrictions discussed below, the ability to cause it to enter into major transactions such as acquisitions, dispositions, financings, refinancings, and to manage and operate its properties. We may not be removed as the managing member of HCPI/Utah, LLC, with or without cause, unless we consent to being removed. Non-managing members of HCPI/Utah, LLC have no authority to transact business for HCPI/Utah, LLC or participate in its management activities, except in limited circumstances described below and as required by any non-waivable provision of applicable law.

As the managing member, we may not take any action in contravention of the operating agreement, including:

•	taking any action that would make it impossible to carry out the ordinary business of HCPI/Utah, LLC;

•	owning or assigning any rights in specific property owned by HCPI/Utah, LLC, other than for an HCPI/Utah, LLC purpose;

•	taking any action that would cause a non-managing member to be subject to liability as a managing member, except those acts permitted by the operating agreement and by law;

•
entering into any agreement that would have the effect of restricting a member of HCPI/Utah, LLC from exercising its right to exchange its units as provided in the operating agreement and discussed below under “Exchange Rights,” unless such member gives its prior written consent to such action; or

•
entering into any agreement that would have the effect of restricting HCPI/Utah, LLC’s ability to make distributions to its members, without the written consent of each member affected by the restriction.

The consent of the holders of a majority of the outstanding non-managing member units held by non-managing members is required before we will be permitted to take the following extraordinary actions involving HCPI/Utah, LLC:

•
the amendment, modification or termination of the operating agreement other than to reflect the admission, substitution, termination or withdrawal of members or in connection with a permitted dissolution or termination of HCPI;

•	approving the transfer of all or a portion of the membership interest held by us, other than a transfer to HCPI/Utah, LLC;

•	the admission of any additional or substitute managing members in HCPI/Utah, LLC;

•	making a general assignment for the benefit of HCPI/Utah, LLC’s creditors or instituting any proceeding for bankruptcy on behalf of HCPI/Utah, LLC;

•	confessing a judgment against HCPI/Utah, LLC in excess of $5,000,000; or

•	generally acting on behalf of HCPI/Utah, LLC in our capacity as the non-managing member of HCPI/Davis North I, LLC.

In addition to the above restrictions, we, as the managing member, may not take the following actions unless we obtain the consent of any non-managing member who would be adversely affected:

•	convert a non-managing member’s interest in HCPI/Utah, LLC into a managing member interest;

•	modify the limited liability of a non-managing member;

•	materially alter the rights of a member to receive distributions or the allocation of income and loss to a member; or

•	materially alter the right of a member to exchange its non-managing member units for our common stock.

As managing member, we may, however, amend the operating agreement without non-managing member consent:

•	to reflect the issuance of additional membership interests in exchange for capital contributions of cash or property, or the admission, substitution, termination or withdrawal of members;

•	to reflect inconsequential changes, cure ambiguities and make other changes not inconsistent with law or the provisions of the operating agreement;

•	to satisfy any requirements, conditions or guidelines contained in any governmental order or required by law;

•	to reflect changes that are reasonably necessary for us to maintain our status as a real estate investment trust; and

•	to modify the manner in which capital accounts are computed.

Until such time as the initial non-managing members of HCPI/Utah, LLC, have disposed, in taxable transactions, of 80% of the non-managing member units issued to them in exchange for their contribution of property to HCPI/Utah, LLC, the consent of the holders of a majority of the non-managing member units held by non-managing members will be required before we may:

•	cause HCPI/Utah, LLC to merge with another entity, sell all or substantially all of HCPI/Utah, LLC’s assets or reclassify the outstanding equity interests of HCPI/Utah, LLC prior to January 22, 2019;

•	sell some of HCPI/Utah, LLC’s real properties prior to January 22, 2009 or sell HCPI/Utah, LLC’s other real properties prior to January 22, 2019;

•	prior to January 22, 2009:

•
refinance specified nonrecourse indebtedness of HCPI/Utah, LLC, unless such indebtedness is refinanced with nonrecourse indebtedness that does not require principal payments greater than the existing indebtedness and is secured solely by the property which secured the repayment of the existing indebtedness;

•	prepay the specified nonrecourse indebtedness; or

•	convert the specified nonrecourse indebtedness to recourse indebtedness;

•
prior to January 22, 2019, fail to provide non-managing members the opportunity to guaranty debt of HCPI/Utah, LLC up to an amount equal to $22 million less the amount of nonrecourse debt of HCPI/Utah, LLC allocable to the non-managing members.

The consent of the holders of a majority of the non-managing member units held by non-managing members will be required to dissolve HCPI/Utah, LLC unless the initial non-managing members have disposed of 90% of the non-managing member units issued to them in exchange for their contribution of property to HCPI/Utah, LLC prior to the third anniversary of the issuance of such non-managing member units or 80% of such non-managing member units thereafter.

Transferability of Interests

The operating agreement provides that a non-managing member may transfer its non-managing member units only after first offering those non-managing member units to us and otherwise obtaining our consent, except that a non-managing member may without obtaining our consent, pledge its membership interest as security for the repayment of debt and transfer such membership interest to the lender upon the foreclosure of such debt if such transfer would not otherwise violate the terms of the operating agreement. A non-managing member may also, without our consent, transfer its membership interest in HCPI/Utah, LLC to a partner in such non-managing member in liquidation of that partner’s interest in such non-managing member, to a family member of such non-managing member or to an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Internal Revenue Code. The operating agreement further imposes the following restrictions on the transfer of the non-managing member units:

•	the person to whom any non-managing member units are transferred must assume all of the obligations of the transferor under the operating agreement;

•
we will have the right to receive an opinion of counsel that the proposed transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations;

•
we may prohibit any transfer otherwise permitted under the operating agreement if such transfer would require the filing of a registration statement under the Securities Act by HCPI/Utah, LLC or would otherwise violate any applicable federal or state securities laws or regulations;

•
no transfer may be made to any person if, in the opinion of legal counsel to HCPI/ Utah, LLC, such transfer could result in HCPI/Utah, LLC being treated as an association taxable as a corporation or for state income or franchise tax purposes, or such transfer could adversely affect our ability to qualify as a real estate investment trust or subject us to additional taxes under Sections 857 or 4981 of the Internal Revenue Code;

•	no transfer may be made if such transfer is effected through an “established securities market” or a “secondary market” within the meaning of Section 7704 of the Internal Revenue Code;

•
no transfer may be made to a lender of HCPI/Utah, LLC or any person related to such a lender whose loan constitutes “nonrecourse liability” within the meaning of the Internal Revenue Code, without our consent as managing member;

•	transfers may be made only as of the first day of a fiscal quarter of HCPI/Utah, LLC, unless we otherwise consent; and

•
no transfer may be made (1) to any person or entity who lacks the legal right, power or capacity to own a membership interest; (2) in violation of applicable law; (3) if such transfer would, in the opinion of legal counsel to HCPI/Utah, LLC, cause an increased tax liability to any other member as a result of the termination of HCPI/Utah, LLC; (4) if such transfer would cause HCPI/Utah, LLC to become a reporting company under the Exchange Act; (5) if such transfer would cause HCPI/Utah, LLC to cease to be classified as a partnership or to be classified as a publicly traded partnership or treated as a corporation; or (6) if such transfer would cause HCPI/Utah, LLC to lose material tax benefits or become subject to regulations not currently applicable to it.

Capital Contributions

The operating agreement provides that if HCPI/Utah, LLC requires additional funds for its operation, we may fund those investments by making a capital contribution to HCPI/Utah, LLC. In addition, we are required to make additional capital contributions to the extent necessary:

•
to fund capital additions, tenant improvements and leasing commissions relating to HCPI/Utah, LLC’s real properties except those tenant improvement costs not assumed by HCPI/Utah, LLC at the time the related property was contributed to it; or

•	to repay any mortgage debt of HCPI/Utah, LLC that we elect to repay in accordance with the terms of the operating agreement.

If we fund a capital contribution, we have the right to receive additional managing member units. In the event we receive additional managing member units in return for additional capital contributions, our membership interest in HCPI/Utah, LLC will be increased. Non-managing members of HCPI/Utah, LLC do not have the right to make additional capital contributions to HCPI/Utah, LLC unless permitted to do so by us in our discretion. Accordingly, the membership interest of non-managing members in HCPI/Utah, LLC will be diluted to the extent we receive an additional membership interest.

Tax Matters

Pursuant to the operating agreement, we are the tax matters partner of HCPI/Utah, LLC. The tax matters partner serves as HCPI/Utah, LLC’s representative in most tax matters. For example, as the tax matters partner, we have the authority to file tax returns and make elections for HCPI/Utah, LLC, conduct audits, file refund claims on behalf of HCPI/Utah, LLC and settle adjustments. In addition, as the tax matters partner, we will receive notices and other information from the Internal Revenue Service. The designation of HCPI as the tax matters partner of HCPI/Utah, LLC is not directly relevant to our tax status as a real estate investment trust.

Operations

The sole purposes of HCPI/Utah, LLC are to manage, operate, maintain, expand, redevelop, encumber or sell the real properties contributed to it, and any other properties acquired by it, and to invest and ultimately distribute funds obtained from owning, operating or disposing of such properties. The operating agreement provides, however, that we, as managing member, may operate HCPI/Utah, LLC in a manner that will enable us to satisfy the requirements for being classified as a real estate investment trust and avoid any federal income tax liability. Under the operating agreement, HCPI/Utah, LLC assumes and pays when due, or reimburses us for payment of, all costs and expenses that we incur for the benefit of or relating to its operation.

Distributions

Holders of non-managing member units are entitled to receive cumulative preferential distributions from the date of issue of those non-managing member units, payable on a quarterly basis. The right of holders of non-managing member units to receive cumulative preferential distributions means that, unless and until each of those quarterly distributions are paid in full, HCPI/Utah, LLC cannot make any distributions to us. These preferred distributions are an amount per unit equal to the amount payable with respect to each share of our common stock for the corresponding quarter (subject to adjustment in the event we pay a dividend or distribution on our common stock in shares of our common stock, split or subdivide our common stock or effect a reverse stock split or other combination of our common stock into a smaller number of shares). Following the payment of the preferred distribution to holders of the non-

managing member units, HCPI/Utah, LLC is required to distribute the remaining cash available for distribution to us until all distributions of cash, including prior distributions, have been made to the members of HCPI/Utah, LLC pro rata on the basis of the number of managing member or non-managing member units held by them as compared to the total number of managing member and non-managing member units then outstanding. Thereafter, the remaining cash available for distribution is distributed to the unitholders in proportion to their Sharing Percentages. The “Sharing Percentage” of a holder of non-managing member units is determined by multiplying 1% by a fraction, the numerator of which is the number of non-managing member units then outstanding and the denominator of which is the number of non-managing member units issued to the initial non-managing members and multiplying the result by a fraction, the numerator of which is the number of non-managing member units held by such unitholder, and the denominator of which is the total number of non-managing member units then outstanding. Our “Sharing Percentage,” as the managing member of HCPI/Utah, LLC is equal to 100% minus the aggregate Sharing Percentage of the holders of non-managing member units.

In the event of a taxable disposition of some of HCPI/Utah, LLC’s real property, we may elect to distribute all or a portion of the net proceeds of the taxable disposition to the members. In this event, we must distribute these proceeds as follows:

•	first, to holders of non-managing member units to pay any previously unpaid preferred distribution on the non-managing member units held by them;

•
second, to us until all distributions of cash, including prior distributions, have been made to the members of HCPI/Utah, LLC pro rata on the basis of the number of managing member or non-managing member units held by them as compared to the total number of managing member and non-managing member units then outstanding;

•	third, to the holders of units in proportion to the number of units held by them in redemption of those units, as discussed below, until all non-managing member units have been redeemed; and

•	finally, the remaining balance to us.

The distribution of the net proceeds from the taxable disposition of real property will constitute a return of capital to the unitholders of HCPI/Utah, LLC. As such, we will cause HCPI/Utah, LLC to reduce the number of units outstanding at the time of such distributions.

Upon the refinancing of a property or the incurrence of additional debt, the repayment of which is secured by a property owned by HCPI/Utah, LLC, we may elect to distribute all or a portion of the refinancing or other debt proceeds to the members. In this event, we must distribute such proceeds:

•	first, to the holders of non-managing member units to pay any previously unpaid preferred distribution on the non-managing member units held by them; and

•	second, the remaining balance to us.

Allocation of Income and Loss

The operating net income and net loss of HCPI/Utah, LLC is generally allocated as follows:

•	operating net loss for any fiscal year is allocated to the unitholders in accordance with their Sharing Percentages;

•	operating net income for any fiscal year is allocated as follows:

•	first, to each unitholder to the extent necessary to offset any operating net loss previously allocated to such unitholder; and

•
second, to each unitholder in an amount that will cause the current allocation together with all previous allocations of operating net income and net income resulting from the disposition of real property to be pro rata to the cumulative distributions received by such unitholder for the current and all prior fiscal years.

In the event HCPI/Utah, LLC sells or otherwise disposes of any of its real properties, however, the net income or net loss attributable to such sale or disposition is generally allocated as follows:

•	net loss attributable to the sale or other disposition of real property is allocated to the holders of units in proportion to their Sharing Percentages;

•	net income attributable to the sale or other disposition of real property is allocated as follows:

•	first, to each unitholder to the extent necessary to offset any net loss previously allocated to such unitholder upon the sale or other disposition of a property;

•
second, to each unitholder in an amount that will cause the current allocation together with all previous allocations of operating net income and net income resulting from the disposition of a real property to be pro rata to the cumulative distributions received by such unitholder for the current and all prior fiscal years; and

•	thereafter, to each unitholder in proportion to the number of units held by them.

In the event HCPI/Utah, LLC liquidates, the net income or net loss for that year is generally allocated as follows:

•
first, to holders of nonmanaging member units in such amounts as will cause their capital account per unit to be equal to the sum of: (a) the holder’s preferred return shortfall per unit (if any), (b) the value of a share of our stock (subject to specified adjustments), and (c) their pro rata share of a 1% (subject to adjustment) sharing amount; and

•	thereafter to us.

Each of the allocation provisions described above is subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and related Treasury Regulations.

Term

The operating agreement provides that HCPI/Utah, LLC will continue until December 31, 2058 unless extended upon the mutual agreement of the members or sooner dissolved by us in accordance with the provisions of the operating agreement. HCPI/Utah, LLC also will dissolve if:

•
we withdraw as the managing member and the non-managing members holding a majority of the non-managing member units then outstanding do not appoint a substitute managing member and elect in writing to continue the business of HCPI/ Utah, LLC within 90 days;

•	we elect to dissolve it in accordance with the provisions of the operating agreement;

•	it sells substantially all of its assets and properties;

•	it is dissolved by judicial order;

•
we become bankrupt, unless within 90 days the non-managing members holding a majority of the outstanding non-managing member units elect in writing to continue the business of HCPI/Utah, LLC and to the appointment of a substitute managing member; or

•	all of the non-managing member units held by non-managing members have been exchanged for cash or our common stock.

Indemnification

The operating agreement provides that HCPI/Utah, LLC will indemnify us, our officers and directors and those other persons that we may designate. Our liability to HCPI/Utah, LLC and its members is limited for losses sustained, liabilities incurred or benefits not derived as a result of good faith errors, mistakes of fact or law, or acts or omissions. See “Provisions of Maryland Law and the Company’s Charter and Bylaws — Limitation of Liability and Indemnification.”

Exchange Rights

The non-managing member units held by the selling holders that were originally issued between June 30, 1999 and August 17, 2001 became exchangeable in whole or in part on August 17, 2002.

Accordingly, after August 17, 2002, each selling holder has the right to cause us to acquire all or a portion of the non-managing member units held by it and originally issued between June 30, 1999 and August 17, 2001 in exchange for, at our election, cash or shares of our common stock. The non-managing member units issued to Amarillo Bell Associates and Boyer Desert Springs, L.C. on October 30, 2001, and any non-managing member units issued in the future will be exchangeable for our common stock or, at our option, cash, one year following the date of the last issuance of any non-managing member units pursuant to the contribution agreement between HCPI/Utah II, LLC and certain affiliates of The Boyer Company, L.C. However, a third party lender that acquires non-managing member units upon foreclosure of debt secured by these units will have the right to exchange the units beginning one year after the date of the original issuance of the units.

Upon an exchange, the tendering holder will receive either that number of exchange shares (the “Exchange Shares”) determined by multiplying the number of non-managing member units tendered by an adjustment factor or, at our election an amount of cash equal to the market value of such number of Exchange Shares. As of the date of this prospectus, the adjustment factor is 1.0; however, the adjustment factor will be adjusted to account for the economic effect of the payment of any dividends or other distributions on our common stock in shares of common stock, any split or subdivision in our outstanding common stock, and any reverse stock split or other combination of our outstanding common stock into a smaller number of shares. If we elect to deliver cash in lieu of all or any portion of the Exchange Shares, the market value of those shares will be deemed to be the average of the closing trading price of our common stock for the 10 trading days ending on the second trading day immediately prior to the day on which the tendering holder delivers a notice of exchange to us. Non-managing member units that are acquired by us pursuant to the exercise of non-managing member’s exchange rights will be held by us as non-managing member units, with the same rights and preferences of non-managing member units held by non-managing members of HCPI/Utah, LLC.

Our acquisition of the non-managing member units, whether they are acquired for shares of common stock or cash, will be treated as a sale of the non-managing member units to us for United States federal income tax purposes. See “United States Federal Income Tax Considerations — Tax Consequences of the Exercise of Exchange Rights.”

A tendering holder effecting an exchange of all or a portion of the non-managing member units held by him must deliver to us a notice of exchange as required by the operating agreement. In general, a tendering holder shall have the right to receive the Exchange Shares or cash, which is payable in connection with the exchange, on the thirtieth day following our receipt of the notice of exchange. All Exchange Shares delivered will be as duly authorized, validly issued, fully paid and non-assessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in our charter, our bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights or other agreement with respect to the Exchange Shares that the tendering holder has entered into. Notwithstanding any delay in delivery, the tendering holder shall be deemed the owner of such shares and vested with all rights of a stockholder as of the date on which the exchange occurs, including the right to vote or consent, and the right to receive dividends. Correspondingly, the tendering holder’s right to receive distributions with respect to the tendered non-managing member units will cease as of the date on which the exchange occurs.

We will not be obligated to effect an exchange of tendered non-managing member units if the issuance of Exchange Shares to the tendering holder would be prohibited under the provisions of our charter, particularly those which are intended to protect our qualification as an real estate investment trust. We will not be obligated to effect an exchange of tendered non-managing member units until the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

COMPARISON OF HCPI/UTAH, LLC AND HCPI

Generally, the nature of an investment in our common stock is similar in several respects to an investment in non-managing member units. However, there are also differences between ownership of non-managing member units and ownership of common stock, some of which may be material to investors.

HCPI/Utah, LLC and HCPI are organized and incorporated in Delaware and Maryland, respectively. Upon the exchange of non-managing member units for our common stock, the rights of stockholders of HCPI will be governed by the Maryland General Corporation Law and by our charter and bylaws.

The information below highlights the material differences between HCPI/Utah, LLC and us, relating to, among other things, form of organization, management control, voting rights, compensation and fees, investor rights, liquidity and federal income tax considerations. These comparisons are intended to assist holders of non-managing member units in understanding the ways in which their investment will be materially changed if they exchange their non-managing member units for shares of our common stock.

The following discussion is summary in nature and does not constitute a complete discussion of these matters. The differences between the rights of HCPI/Utah, LLC unitholders and HCPI stockholders may be determined in full by reference to the Maryland General Corporation Law, the Delaware Limited Liability Company Act, our charter and bylaws, the operating agreement of HCPI/Utah, LLC, and the balance of this prospectus and the registration statement of which this prospectus is a part.

HCPI/ Utah, LLC/ Delaware Law	HCPI/ Maryland Law

Form of Organization and Assets Owned

HCPI/Utah, LLC is a Delaware limited liability company. HCPI/Utah, LLC currently owns seventeen properties, and the sole membership interest in HCPI Davis North I, LLC, a Delaware limited liability company, which in turn owns one property. All of HCPI/Utah, LLC’s assets were contributed to it by partnerships and limited liability companies affiliated with The Boyer Company, L.C. and affiliates of the Boyer Company, L.C. See “Relationship of the Parties.”

We are a Maryland corporation. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code, commencing with our taxable year ended December 31, 1985, and intend to maintain our qualification as a real estate investment trust. As of June 30, 2002, our gross investment in our properties, including partnership and limited liability company interests and mortgage loans, was approximately $2.9 billion. As of June 30, 2002, our portfolio of 432 properties consisted of:

• 181 long-term care facilities;

• 89 congregate care and assisted living facilities;

• 84 medical office buildings;

• 37 physician group practice clinics;

• 21 acute care hospitals;

• Nine rehabilitation facilities;

• Six health care laboratory and biotech research facilities; and

• Five retirement living communities.

Purpose

HCPI/Utah, LLC’s purpose is to own, manage, operate, maintain, expand, redevelop, encumber or sell the properties owned by it and any other properties acquired by it in the future, and to invest and ultimately distribute the funds obtained from its business.

Under our charter, we may engage in the ownership of real property and any other lawful act or activity for which corporations may be organized under the Maryland law. Our qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership. See “United States Federal Income Consequences.”

Additional Equity

See “Operating Agreement — Capital Contributions.”
The board of directors may issue, in its discretion, additional shares of common stock or preferred stock. However, the total number of shares issued cannot exceed the authorized number of shares of stock set forth in our charter.

HCPI/ Utah, LLC/ Delaware Law	HCPI/ Maryland Law

Borrowing Policies

The operating agreement provides that HCPI/Utah, LLC is permitted to incur or assume debt, including debt to us or our affiliates.

The operating agreement provides that for a period of ten years from the date that a property securing the repayment of specified nonrecourse indebtedness was contributed to HCPI/Utah, LLC, or until the initial non-managing members have disposed, in taxable transactions of 80% of the non-managing member units issued to them, the consent of the holders of a majority of the non-managing member units held by non-managing members is required before HCPI/Utah, LLC:
We are not restricted under our charter or bylaws from incurring debt.

• prepays such specified nonrecourse indebtedness;

•   refinances such specified nonrecourse indebtedness, unless such indebtedness is refinanced with nonrecourse indebtedness that does not require principal payments greater than the existing indebtedness and is secured solely by the property which secured the repayment of the existing indebtedness; or

• converts such specified nonrecourse indebtedness to recourse indebtedness.

Management Control

All management powers over the business and affairs of HCPI/Utah, LLC are vested in us as the managing member. No non-managing member has any right to participate in or exercise control or management power over the business and affairs of HCPI/Utah, LLC, except for actions which require the consent of the holders of a majority of the non-managing member units held by non-managing members. See “Operating Agreement — Management” and “— Voting Rights.”
Our board of directors has exclusive control over our business affairs subject only to the applicable provisions of the Maryland law and the provisions in our charter and bylaws.

Duties of Managing Members and Directors

Under Delaware law, we, as managing member of HCPI/Utah, LLC, are accountable to HCPI/Utah, LLC as a fiduciary and, consequently, are required to exercise good faith and integrity in all of our dealings with respect to HCPI/Utah, LLC’s affairs.

Under Maryland law, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position under similar circumstances. Directors who act in such a manner generally will not be liable by reason of being a director. Under Maryland law, an act of a director is presumed to satisfy such standards.

Management Liability and Indemnification

HCPI/Utah, LLC has agreed to indemnify us, our director and officers and any other persons we designate from and against all claims and expenses, judgments, and other amounts incurred in connection with any actions relating to the operation of HCPI/Utah, LLC in which these indemnitees are involved, unless:

•   the act taken by an indemnitee was in bad faith and was material to the action;

Our charter contains a provision which eliminates the liability of directors and officers to us and our stockholders to the fullest extent permitted by Maryland law. Neither the provisions of our charter nor Maryland law limit the ability of us or our stockholders to obtain other relief, such as injunction or recision. Our bylaws provide for indemnification of directors and officers to the fullest extent permitted by Maryland law.

an indemnitee received an improper personal benefit; or

HCPI/ Utah, LLC/ Delaware Law	HCPI/ Maryland Law

• in the case of any criminal proceeding, an indemnity had reasonable cause to believe the act was unlawful.

HCPI/Utah, LLC is obligated to reimburse the reasonable expenses incurred by an indemnitee in advance of the final disposition of the proceeding if such indemnitee provides HCPI/Utah, LLC with an affirmation of its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking to repay the amount of the reimbursed expenses if it is determined that such standard was not met. No member of HCPI/Utah, LLC, including HCPI, is obligated to make capital contributions to enable HCPI/Utah, LLC to fund these indemnification obligations.

The operating agreement generally provides that we will not incur liability to HCPI/Utah, LLC or any non-managing member for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if we acted in good faith. In addition, we are not responsible for any misconduct or negligence on the part of our officers, directors or other agents, provided we appointed such agents in good faith. We may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we take or omit to take in reliance upon their opinion, as to matters which we reasonably believe to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with their opinion.

HCPI/ Utah, LLC/ Delaware Law	HCPI/ Maryland Law

Anti-takeover Provisions

Except in limited circumstances (See “— Voting Rights” below), we have exclusive management power over the business and affairs of HCPI/Utah, LLC. Accordingly, we may hinder the ability of HCPI/Utah, LLC to engage in a merger transaction or other business combination. We may not be removed as managing member by the other members with or without cause. We must obtain the consent of the holders of a majority of the non-managing member units held by non-managing members causing HCPI/Utah, LLC to enter into a merger transaction at any time prior to ten years from the date of the contribution of properly to HCPI/Utah, LLC by the selling holders. These limitations may have the effect of hindering the ability of HCPI/Utah, LLC to enter into business combinations.

A non-managing member generally may not transfer all or any portion of its membership interest in HCPI/Utah, LLC without first offering that membership interest to us and otherwise obtain our consent. Accordingly, we may elect to exercise our right of first refusal to prevent a membership interest from being transferred to a particular third party. Furthermore, upon the transfer by a non-managing member of its membership interest in HCPI/Utah, LLC, the transferee may become a member of HCPI/Utah, LLC only upon our approval, which we may give or withhold in our sole and absolute discretion. Until admitted to HCPI/Utah, LLC as a member, a transferee of a membership interest is not entitled to vote on any matter submitted to the members for their approval.

The ability of a non-managing member to transfer its membership interest in HCPI/Utah, LLC may be further hindered by other factors. See “Operating Agreement — Transferability of Interests.”

Our charter, bylaws and agreements to which we are a party contain a number of provisions that may delay or discourage an unsolicited proposal for the acquisition or the removal of incumbent management. These provisions include:

(1)    a staggered Board of Directors;

(2)    authorized capital stock that may be issued as preferred stock in the discretion of the board of directors, with voting or other rights superior to the common stock;

(3)    provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a real estate investment trust under the Internal Revenue Code;

(4)    super-majority vote for business combinations;

(5)    the advance notice provisions of our bylaws; and

(6)    a stockholder rights plan. See “Description of Capital Stock.” Maryland law also contains provisions which could delay, defer or prevent a change of control or other transaction. See “Provisions of Maryland Law and HCPI’s Charter and Bylaws.”

HCPI/ Utah, LLC/ Delaware Law	HCPI/ Maryland Law

Voting Rights

Under the operating agreement, the non-managing members have voting rights only as to specified matters including:

•   dissolving HCPI/Utah, LLC unless the initial non-managing members have disposed of 90% of the non-managing member units issued to them in exchange for their contribution of property to HCPI/Utah, LLC prior to the third anniversary of the issuance of such non-managing member units or 80% of such non-managing member units thereafter;

•   amending the operating agreement, except in limited circumstances;

•   causing HCPI/Utah, LLC to refinance or replace specified nonrecourse indebtedness or convert such nonrecourse indebtedness into recourse indebtedness for a period of ten years from the date the property securing such existing indebtedness was contributed to HCPI/Utah, LLC as discussed above under “— Borrowing Policies;” and

•   those other actions discussed above under “Operating Agreement — Management.”

The non-managing members generally do not otherwise have the right to vote on decisions relating to the operation or management HCPI/Utah, LLC.

The Board of Directors is classified into three classes of directors whose terms are staggered. At each annual meeting of the stockholders, the stockholders elect the successors of the class of directors whose three-year term has expired.

Maryland law requires that major corporate transactions, including most amendments to our charter, must have stockholder approval as described below. All shares of common stock have one vote per share. Our charter permits the board of directors to classify and issue preferred stock in one or more series having voting power which may differ from that of the common stock. See “Description of Capital Stock.”

HCPI/ Utah, LLC/ Delaware Law	HCPI/ Maryland Law

The following is a comparison of the voting rights of the non-managing members of HCPI/Utah, LLC and of our stockholders as they relate to major transactions:

A. Amendment of the Charter Documents

Amendments to the operating agreement may be proposed by us as managing member of HCPI/Utah, LLC or by holders of a majority of the non-managing member units held by non-managing members. Such proposal, in order to be effective, must be approved by the holders of a majority of the outstanding managing member units and non-managing member units voting together. In addition, amendments that would, among other things:

•   convert a non-managing member’s interest into a managing member interest;

•   modify the limited liability of any non-managing member;

•   alter the interest of any non-managing member in profits, losses or distributions;

•   alter or modify the right of a non-managing member to exchange its non-managing member units for our common stock; or

•   cause the termination of HCPI/Utah, LLC at a time inconsistent with the terms of the operating agreement,

must be approved by each non-managing member that would be adversely affected by any such amendment. We may amend the operating agreement without the consent of the non-managing members if the purpose or the effect of such amendment is to make administrative or inconsequential changes, comply with any federal or state agency rulings, guidelines or directives, or as are necessary for us to maintain our status as a real estate investment trust

Under our charter, most amendments to our charter must be approved by the board of directors and by the affirmative vote of at least a majority of the votes entitled to be cast by our stockholders on the matter.

The affirmative vote of holders of at least two-thirds of our voting stock is required to repeal or amend the provisions of the charter relating to:

(1)    business combinations,

(2)    the classification, removal and setting of the minimum and maximum number of our directors and

(3)    limitations on ownership of our voting capital stock. See “Description of Capital Stock.”

B. Vote Required to Dissolve; Vote Required to Sell Assets or Merge

Dissolution. The consent of HCPI and the holders of a majority of the non-managing members is generally required to dissolve HCPI/Utah, LLC. See “— Voting Rights.”

Sale of Assets. Unless we first obtain the consent of the holders of a majority of the non-managing member units held by non-managing members, we may not cause HCPI/Utah, LLC to dispose of several properties for a period of ten years, to dispose of one property for a period of thirteen years and to dispose of its remaining properties for a period of twenty years, with each time period measured from the date such property was contributed to HCPI/Utah, LLC. These restrictions are removed, however, if the initial non-managing members have disposed of 80% of the non-managing member units issued to them in taxable transactions.

Merger. See “— Anti-Takeover Provisions.”

Our dissolution must be approved by our board of directors by a majority vote of the entire board and by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter. Our charter require that “Business Combinations” between us and a beneficial holder of 10% or more of our outstanding voting stock be approved by the affirmative vote of at least 90% of our outstanding voting shares, unless unanimously approved in advance by our board or the “Business Combination” is between us and a wholly owned subsidiary. See the disclosure under “Transfer Restrictions, Redemption and Business Combination Provisions” in this prospectus. No approval of our stockholders is required for any sale of less than all or substantially all of our assets which is not a business combination.

HCPI/ Utah, LLC/ Delaware Law	HCPI/ Maryland Law

Compensation, Fees and Distributions

We do not receive any compensation for our services as managing member of HCPI/Utah, LLC. HCPI/Utah, LLC will, however, reimburse HCPI for all expenses incurred relating to the ongoing operation of HCPI/Utah, LLC and any other offering of additional interests in HCPI/Utah, LLC.

Our officers and outside directors receive compensation for their services as more fully described in the compensation information incorporated by reference in our annual report on Form 10-K/A, which is incorporated by reference into this prospectus.

Liability of Investors

Under the operating agreement and applicable Delaware law, the liability of the non-managing members for the debts and obligations of HCPI/Utah, LLC is generally limited to the amount of their investment in HCPI/Utah, LLC, together with their interest in any undistributed income, if any.
Under Maryland law, our stockholders are not personally liable for our debts or obligations.

Liquidity

Except in limited circumstances, see “Operating Agreement — Transferability of Interests,” a non-managing member may not transfer all or any portion of its membership interest in HCPI/Utah, LLC without first offering that membership interest to us and otherwise obtaining our consent. HCPI has the right to receive an opinion of counsel in connection with the transfer of a membership interest by a non-managing member to the effect that the transfer may be effected without registration under the Securities Act and will not otherwise violate any applicable federal or state securities law.

A transferee of a non-managing member’s interest in HCPI/Utah, LLC may not become a member of HCPI/Utah, LLC without our consent.

Shares of common stock issued pursuant to this prospectus will be freely transferable, subject to prospectus delivery and other requirements of the Securities Act, and the transfer restrictions in our charter.

Our common stock is listed on the New York Stock Exchange. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in our and other real estate investments, and our dividend yield compared to that of other debt and equity securities.

Taxes

HCPI/Utah, LLC itself is not subject to federal income taxes. Instead, each holder of units includes its allocable share of HCPI/Utah, LLC’s taxable income or loss in determining its individual federal income tax liability. Cash distributions from HCPI/Utah, LLC are not taxable to a holder of non-managing member units except to the extent they exceed such holder’s basis in its interest in HCPI/Utah, LLC (which will include such holder’s allocable share of HCPI/Utah, LLC’s non-recourse debt).

Income and loss from HCPI/Utah, LLC generally are subject to the “passive activity” limitations. Under the “passive activity” limitations, income and loss from HCPI/Utah, LLC that is considered “passive income” generally can be offset against income and loss from other investments that constitute “passive activities.”

Holders of non-managing member units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which HCPI/Utah, LLC owns property, even if they are not residents of those states.

Distributions made by us to our taxable domestic stockholders out of our current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that we designate as capital gain dividends generally will be taxed as gains from the sale or disposition of a capital asset. Distributions in excess of our current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a stockholder’s adjusted basis in its common stock, with the excess taxed as capital gain. See “United States Federal Income Tax Consequences.”

Dividends paid by us will be treated as “portfolio” income and cannot be offset with losses from “passive activities.”

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in various states.

PROVISIONS OF MARYLAND LAW AND HCPI’S CHARTER AND BYLAWS

The following paragraphs summarize provisions of Maryland law and describe our charter and bylaws. This is a summary, and does not completely describe Maryland law, our charter or our bylaws. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have incorporated by reference our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Classification of the Board of Directors

Under our bylaws, we have seven directors unless changed by the board of directors or our stockholders. However, this number may not be fewer than three nor more than nine. A vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire board of directors or by the affirmative vote of the holders of a majority of our shares then entitled to vote at an election of directors. Other vacancies may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. Pursuant to our charter, the directors are divided into three classes. Three directors hold office for a term which expires at the annual meeting of stockholders to be held in the spring of 2003. Two directors hold office for a term which expires at the annual meeting of stockholders to be held in the spring of 2004. Two directors hold office for a term which expires at the annual meeting of stockholders to be held in the spring of 2005. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. We believe that classification of the board of directors helps to assure the continuity and stability of our business strategies and policies.

The classification of the Board may make the replacement of incumbent directors more time-consuming and difficult. This could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. A change in a majority of the board of directors will generally require at least two annual meetings of stockholders, instead of one. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of common stock can elect all of the successors of the class of directors whose term expires at that meeting and the holders of the remaining shares of common stock cannot elect any directors.

Removal of Directors

Under the terms of our charter and Maryland law, a director of ours may be removed only for cause and only by the affirmative vote of the holders of two-thirds of the outstanding shares of our voting stock or by a unanimous vote of all other directors. The Maryland General Corporation Law does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. Our stockholders may elect a successor to fill any vacancy which results from the removal of a director.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•
an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or which are held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

In addition to the restrictions on business combinations provided under Maryland law, our charter also contains restrictions on business combinations. See “Transfer Restrictions, Redemption and Business Combination Provisions.”

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or shares of stock for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our charter and bylaws do not provide for any such exemption.

Amendments to the Charter

Provisions of our charter on business combinations, the number of directors, classification of the board of directors and certain ownership restrictions may be amended only if approved by our board of directors and by our stockholders by the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter. Other amendments to our charter require approval by our board of directors and approval by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Amendment to the Bylaws

Provisions of our bylaws on the number of directors and the vote required to amend the bylaws may be amended only by unanimous vote of the board of directors or by the affirmative vote of not less than 90% of all of the votes entitled to be cast by our stockholders on the matter. Other amendments to our bylaws require the affirmative vote of a majority of the entire board of directors or the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter.

Dissolution of Health Care Property Investors, Inc.

Our dissolution must be approved by our board of directors by a majority vote of the entire board and by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Advance Notice of Director Nominations and New Business; Procedures of Special Meetings Requested by Stockholders

Our bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders at the annual or special meeting of stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of the board of directors; and

•
by a stockholder who was a stockholder at the time the notice of meeting was given and is entitled to vote at the meeting and who has complied with the advance notice procedures, including the minimum time period, described in the bylaws.

Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders.

Anti-Takeover Effect of Provisions of Maryland Law, our Rights Plan and of the Charter and Bylaws

The provisions in the charter on classification of the board of directors and removal of directors and business combinations, the business combinations and control share acquisition provisions of Maryland law, the advance notice provisions of our bylaws, the provisions of our bylaws relating to stockholder-requested special meetings and our stockholder rights plan may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not limit liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision which limits liability of directors and officers to the maximum extent permitted by Maryland law. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

•
any individual who, while one of our directors or officers and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

The bylaws authorize us, with the approval of our board of directors, to provide indemnification and advancement of expenses to our agents and employees.

Unless limited by a corporation’s charter, Maryland law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Our charter does not alter this requirement.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against:

•	judgments;

•	penalties;

•	fines;

•	settlements; and

•	reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

Maryland law does not permit a corporation to indemnify its present and former directors and officers if it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders.

Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation. The corporation must also receive a written undertaking, either by the director or officer or on his behalf, to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

The operating agreement also provides for indemnification of us, as managing member, and our officers and directors generally to the same extent as permitted by Maryland law for a corporation’s officers and directors. The operating agreement also limits our liability to HCPI/Utah, LLC and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission made in good faith.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the federal income tax considerations which are anticipated to be material to purchasers of our common stock and which are expected to result from the exchange of units in HCPI/Utah, LLC for common stock. The information in this section is based on:

•	the Internal Revenue Code of 1986, as amended;

•	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

The summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to us or a purchaser of our common stock. The summary below is for general information only and is not tax advice. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of common stock offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in the tax laws.

Tax Consequences of the Exercise of Exchange Rights

If you exchange units in HCPI/Utah, LLC for common stock, the transaction will be a fully taxable transaction. In the exchange, you will generally recognize gain to the extent that the value of the common stock received pursuant to the exchange, plus the amount of liabilities of HCPI/Utah, LLC that is allocated to the units being exchanged, exceeds your tax basis in the units. Your ability to recognize a loss resulting from an exchange is subject to a number of limitations set forth in the Internal Revenue Code. The character of any such gain or loss as capital or ordinary will depend on what types of assets HCPI/Utah, LLC holds at the time of the exchange.

Taxation of the Company

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 1985. We intend to continue to operate in this manner, but there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding Treasury regulations that relate to the qualification and operation of a REIT are highly technical and complex. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Latham & Watkins has rendered an opinion to us, dated as of the date of this prospectus, to the effect that, commencing with our taxable year ending December 31, 1985, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a certificate provided by one of our officers. Our tax counsel has no obligation to update its opinion subsequent to its date. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference.

•
If we have: (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•
We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

•
We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

•
If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that we will make or refrain from making an election under the Treasury regulations under Section 337 of the Internal Revenue Code, depending upon the time of the acquisition.

•
We will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of ours to any of our tenants. See “—Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence beneficial ownership;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

(4)	that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(5)	that is beneficially owned by 100 or more persons;

(6)
not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each-taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that all of conditions (1) to (4), must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have satisfied conditions (1) through (7) during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in “Description of Capital Stock—Transfer Restrictions, Redemption and Business Combination Provisions” in this prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the Treasury regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “— Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of a partnership interest.  We own and operate one or more properties through partnerships and limited liability companies. Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in “— Tax Aspects of the Partnerships.” The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. We are a limited partner or non-managing member in certain partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries.  We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as “qualified REIT subsidiaries” under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests, described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.  A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt that is directly or indirectly funded by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are satisfied. We own interests in HCPI Investments and Indiana HCP GP, and we have jointly elected with each of these corporations to have them be treated as taxable REIT subsidiaries. We may acquire interests in additional taxable REIT subsidiaries in the future. As a result, our ownership of securities of HCPI Investments, Indiana HCP GP and any additional taxable REIT subsidiaries will not be subject to the 10% asset test described below, and their operations will be subject to the provisions described above which are applicable to a taxable REIT subsidiary. See “—Asset Tests.”

Income tests.  We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•
First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) some types of temporary investments; and

•
Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, and (b) dividends, interest and gain from the sale or disposition of stock or securities.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•
The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•
We, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space;

•
Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property;” and

•
We generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our status as a REIT.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of the Company — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited transaction income.  Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have and may in the future make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Redetermined Rents.  Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where generally:

•	Amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property;

•	Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•
Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•	The taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost in furnishing or rendering the service.

Asset tests.  At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

•
First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds;

•	Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities included in the 75% asset test;

•
Third, of the securities included in the 25% asset test, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer’s outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer; and

•
Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. The 10% value limitation and the 20% asset test are part of recently enacted legislation and are effective for taxable years ending after December 31, 2000.

We own 100% of the outstanding stock of HCPI Investments and Indiana HCP GP Each of HCPI Investments and Indiana HCP GP elected, together with us, to have these corporations be treated as taxable REIT subsidiaries. So long as HCPI Investments and Indiana HCP GP qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of securities in HCPI Investments or Indiana HCP GP We or HCPI Investments or Indiana HCP GP may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 20% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that (1) the value of the securities of any such issuer has not exceeded 5% of the total value of our assets and (2) our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value. We also own, and may continue to make, loans which must qualify under the “straight debt safe-harbor” in order to satisfy the 10% value limitation described above. We believe, based on the advice of our tax counsel, that all such existing loans qualify under this safe-harbor. However, there is very little authority interpreting this safe-harbor and, as a result, there can be no assurance that the Internal Revenue Service would not take a contrary position.

The asset tests must be satisfied not only on the date that we (directly or through our qualified REIT subsidiaries, partnerships or limited liability companies) acquire securities in the applicable issuer, but also each time we increase our ownership of securities of such issuer, including as a result of increasing our interest in a partnership or limited liability company which owns such securities. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although we expect to satisfy the asset tests and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Annual distribution requirements.  To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% (95% for taxable years beginning before January 1, 2001) of our “REIT taxable income”; and

•	90% (95% for taxable years beginning before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of our noncash income items over 5% of “REIT taxable income” as described below.

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% (95% for taxable years beginning before January 1, 2001) of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90% (95% for taxable years beginning before January 1, 2001), but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, we will be required to pay a 4% excise tax to the extent we fail to distribute at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year will be treated as an amount distributed during that year for purposes of calculating such tax.

Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

General.  We own, directly or indirectly, interests in various partnerships and limited liability companies and may own interests in additional partnerships and limited liability companies in the future. Our ownership of an interest in such partnerships and limited liability companies involves special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and/or the REIT income tests. This, in turn, would prevent us from qualifying as a REIT. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

Allocations of Income, Gain, Loss and Deduction.  A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties.  Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with-Section 704(c) of the Internal Revenue Code

Treasury regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the “traditional method,” which we have used in all cases. Under the traditional method, the carryover basis of contributed interests in the properties in the hands of the applicable partnership could cause us to be allocated (i) lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in the partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of the Company — Requirements for Qualification as a REIT” and “— Annual Distribution Requirements.”

Tax Liabilities and Attributes Inherited From AHP

On November 4, 1999, we acquired American Health Properties, Inc., or AHP, in a merger. AHP had also made an election to be taxed as a REIT. If AHP failed to qualify as a REIT for any of its taxable years, it would be required to pay federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, AHP would be disqualified from treatment as a REIT for the four taxable years following the year during which it lost qualification. We, as successor-in-interest to AHP, would be required to pay this tax. The built-in gain rules described under “— Taxation of the Company — General” above would apply with respect to any assets acquired by us from AHP in connection with the merger if the merger qualified as a tax-free reorganization under the Internal Revenue Code and if AHP failed to qualify as a REIT at any time during its existence. In that case, if we had not made an election under Treasury Regulation Section 1.337(d)-5T, AHP would recognize taxable gain as a result of the merger under the built-in gain rules, notwithstanding that the merger otherwise qualified as a tax-free reorganization under Internal Revenue Code. The liability for any tax due with respect to the gain described above would have been assumed by us in the merger. We have made a protective election under Treasury Regulation Section 1.337(d)-5T with respect to the merger to prevent the recognition of this gain. Even with this election, under these circumstances, if we disposed of any of the assets acquired from AHP during a specified ten-year period, we would be required to pay tax on all or a portion of the gain on this disposition at the highest corporate tax rate under the built-in gain rules. In addition, in connection with the merger, we succeeded to various tax attributes of AHP assuming the merger is treated as a tax-free reorganization under the Internal Revenue Code, including any undistributed C corporation earnings and profits of AHP. If AHP qualified as a REIT for all years prior to the merger and the merger is treated as a tax-free reorganization under the Internal Revenue Code, then AHP would not have any undistributed C corporation earnings and profits. If, however, AHP failed to qualify as a REIT for any year, then it is possible that we acquired undistributed C corporation earnings and profits from AHP. If we did not distribute these C corporation earnings and profits prior to the end of 1999, we would be required to distribute these earnings and profits through deficiency dividends or would fail to qualify as a REIT. Furthermore, after the merger, the asset and income tests described in “— Requirements for qualification as a REIT — Income Tests” and “— Asset Tests” apply to all of our assets, including the assets acquired from AHP, and to all of our income, including the income derived from the assets we acquired from AHP. As a result, the nature of the assets that we acquired from AHP and the income derived from those assets may have an effect on our tax status as a REIT.

Qualification as a REIT required AHP to satisfy numerous requirements, some on an annual and others on a quarterly basis, established under highly technical and complex Internal Revenue Code provisions. These include requirements relating to AHP’s:

•	actual annual operating results;

•	asset diversification;

•	distribution levels, including the effect, if any, of the characterization of AHP’s psychiatric group preferred stock on distribution levels; and

•	diversity of stock ownership.

There are only limited judicial and administrative interpretations of these requirements and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within AHP’s control.

AHP’s REIT counsel rendered an opinion to the effect that, based on the facts, representations and assumptions stated therein, commencing with its taxable year ended December 31, 1987, AHP was organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and its method of operation enabled it to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Internal Revenue Code. This opinion assumed, among other things, the accuracy of an opinion rendered by AHP’s corporate counsel with respect to the characterization of AHP’s psychiatric group preferred stock and dividends thereon, which corporate counsel’s opinion was based on the facts, representations and assumptions stated therein.

Because many of the properties formerly owned by AHP, and now owned by us, have fair market values in excess of their tax bases, assuming the merger was treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, AHP’s tax basis in the assets transferred in the merger carried over to us. This lower tax basis causes us to have lower depreciation deductions and results in higher gain on sale with respect to these properties than would be the case if these properties had been acquired by us in a taxable transaction.

Taxation of Holders of Common Stock

Scope of Discussion.  This general discussion of United States federal income tax considerations which are anticipated to be material to purchasers of our common stock applies to you if you are a United States stockholder who holds our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in our common stock or address your personal investment circumstances. For example, special rules not discussed here may apply to you if you are:

•	not a United States stockholder

•	a broker-dealer, a dealer in securities or a financial institution;

•	an S corporation;

•	a bank;

•	a thrift;

•	an insurance company;

•	a tax-exempt organization;

•	subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	holding the common stock as part of a hedge, straddle or other risk reduction or constructive sale transaction;

•	a United States person with a “functional currency” other than the United States dollar; or

•	a United States expatriate.

When we use the term “United States stockholder,” we mean a holder of shares of our capital stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;

•	an estate which is required to pay United States federal income tax regardless of the source of its income; or

•
a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered United States stockholders.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable United States stockholders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States stockholders that are corporations.

For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to the common stock.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States stockholder. This treatment will reduce the adjusted tax basis which each United States stockholder has in its shares of common stock by the amount of the excess distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions that we properly designate as capital gain dividends will be taxable to our taxable United States stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate United States stockholders at a 20% or 25% rate. United States stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, your share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends, as determined for federal income tax purposes, paid to you for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends, as determined for federal income tax purposes, paid on all classes of shares of our capital stock for the year.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a United States stockholder of our shares will not be treated as passive activity income. As a result, United States stockholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon your particular situation.

Retention of Net Long-Term Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a United States stockholder generally would:

•
include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•
in the case of a United States stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

Dispositions of Common Stock

If you are a United States stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a United States stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

We report to our United States stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at a maximum rate of 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A United States stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-United States Stockholders.”

Taxation of Tax-Exempt Stockholders

The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and gain arising upon your sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.

Taxation of Non-United States Stockholders

The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of our common stock by persons that are non-United States stockholders. When we use the term “non-United States stockholder” we mean stockholders who are not United States stockholders. In general, non-United States stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-United States stockholder’s country. A non-United States stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-United States stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of our common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

Other Tax Consequences

We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business and our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

SELLING HOLDERS

“Selling holders” are those persons who may receive shares of our common stock registered pursuant to this registration statement upon exchange of non-managing member units. The following table provides the names of the selling holders, the number of non-managing member units owned by the selling holders and the aggregate number of shares of common stock that will be owned by the selling holders if they exchange all of the non-managing member units. The number of shares on the following table represents the number of shares of common stock into which the non-managing member units held by the person are currently exchangeable and assumes that no change in the adjustment factor, which determines the number of shares of our common stock issuable upon the exchange of an HCPI/Utah, LLC unit, will have occurred. A change in the adjustment factor will occur if we declare a dividend on our common stock payable in common stock, split or subdivide our common stock or effect a reverse stock split or combine our common stock into a smaller number of shares.

Since the selling holders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling holders will offer pursuant to this prospectus or that each selling holder will own upon completion of the offering to which this prospectus relates.

The selling holders named below may from time to time offer the shares of common stock offered by this prospectus:

Name	Non-Managing Member Units Owned Prior to the Exchange(1)		Non-Managing Member Units Exchangeable for Common Stock Offered Hereby		Common Stock to be Issued in the Exchange(1)(2)
					Shares		Percent
Amarillo Bell Associates	29,189		10,712		10,712		*
Boyer–BPMA Holdings, L.C.	15,694		15,694		15,694		*
Boyer Davis North Medical Associates, Ltd.	9,946		9,946		9,946		*
Boyer Desert Springs, L.C.	183,511		73,184		73,184		*
H. Lewis Swain	760		760		760		*
H. Lewis Swain, as Trustee for the H. Lewis Swain Family Trust	48,377		22,590		22,590		*
Lynn L. Summerhays	30,292		8,083		8,083		*
Spring Creek Medical Building, LLC	17,936		17,936		17,936		*
The Corporation of the President of The Church of Jesus Christ of Latter-day Saints	16,187		1,121		1,121		*
Merrill Lynch Private Finance Inc.	127,291	(3)	127,291	(3)	127,291	(3)	*
Total	351,892	(4)	160,026	(4)	160,026	(4)	*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Based on information available to us as of August 28, 2002.

(2)	Assumes the selling holders exchange all of their non-managing member units originally issued between June 30, 1999 and August 17, 2001 for shares of common stock.

(3)
Merrill Lynch Private Finance Inc. does not own any non-managing member units of HCPI/Utah, LLC as of the date of the Registration Statement. However, pursuant to a Loan and Collateral Agreement, dated as of June 12, 2002, among The Boyer Company, L.C., certain affiliates of The Boyer Company, L.C., Merrill Lynch Private Finance Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Loan Agreement”), 127,291 of the non-managing member units of HCPI/Utah, LLC that are subject to this prospectus have been pledged to Merrill Lynch Private Finance Inc. as security for a loan to The Boyer Company, L.C. Upon a default under the Loan Agreement, Merrill Lynch Private Finance Inc., its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and upon the exchange of such non-managing member units, sell the applicable shares of common stock offered by this prospectus.

(4)
The non-managing member units pledged to Merrill Lynch Private Finance Inc. and the shares of common stock into which such units are exchangeable are not included in the total number of non-managing member units/shares.

The operating agreement provides that the selling holders may transfer their non-managing member units. Such transferees of the non-managing members’ units may also be selling holders under this prospectus. We will file one or more supplemental prospectuses pursuant to Rule 424 under the Securities Act to describe the required information regarding any additional selling holder. We will also file one or more supplemental prospectuses pursuant to Rule 424 under the Securities Act to describe any material arrangements for the distribution of the shares when such arrangements are entered into by the selling holders and any broker-dealers that participate in the distribution of shares of our common stock.

PLAN OF DISTRIBUTION

This prospectus relates to:

(1)  the possible issuance by us of the shares of our common stock if, and to the extent that, holders of non-managing member units tender such non-managing member units for exchange; and

(2)  the offer and sale from time to time of any shares that may be issued to holders of such non-managing member units.

We have registered the shares for sale to provide the holders of non-managing member units with freely tradable securities, but registration of the shares does not necessarily mean that any of the shares will be offered or sold by the holders of non-managing member units.

We will not receive any proceeds from the issuance of the shares of common stock to the selling holders or from the sale of the shares by the selling holders, but we have agreed to pay the following expenses, estimated to be $70,000, for the registration of the shares:

•	all registration and filing fees;

•	fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection with blue sky qualifications; and

•	the fees and expenses incurred in connection with listing our common stock on each securities exchange on which our similar securities issued are then listed.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of our common stock. We also have no obligation to pay any out-of-pocket expenses of the selling holders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of the common stock.

Shares of our common stock may be sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling holders and the purchasers of shares for whom they may act as agent. The sale of the shares by the selling holders may be effected from time to time in one or more negotiated transactions at negotiated prices or in transactions on any exchange or automated quotation system on which the securities may be listed or quoted. The selling holders and any dealers or agents that participate in the distribution of shares of our common stock may be deemed to be underwriters within the meaning of the Securities Act and any profit on the sale of shares of our common stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with distribution of the shares of common stock covered by this prospectus:

•	the selling holders may enter into hedging transactions with broker-dealers,

•	the broker-dealers may engage in short sales of the common stock in the course of hedging the position they assume with the selling holders,

•	the selling holders may sell the common stock short and deliver the common stock to close out these short positions,

•	the selling holders may write non-traded options,

•	the selling holders may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares,

•	the selling holders may sell the shares pursuant to Rule 144 or another exemption from registration, and

•	the selling holders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

Persons participating in the distribution of the shares of our common stock offered by this prospectus may engage in transactions that stabilize the price of our common stock. The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling holders.

In order to comply with the securities laws of various states, the shares of our common stock will not be sold in a particular state unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Ballard, Spahr, Andrews & Ingersoll, LLP, Baltimore, Maryland, will issue an opinion to us regarding matters of Maryland law. Latham & Watkins will issue an opinion to us regarding tax matters described under “United States Federal Income Tax Consequences.”

EXPERTS

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our consolidated financial statements for the three years ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen may not have any liability under Section 11 of the Securities Act of 1933 for false and misleading statements and omissions contained in this prospectus, including the financial statements, and any claims against Arthur Andersen related to any such false and misleading statements and omissions may be limited.

160,026 Shares

Health Care Property Investors, Inc.

Common Stock

PROSPECTUS

You should rely only on the information contained in this document or in documents that we have referred you to. We have not authorized anyone to provide you with information that is different.

This prospectus is not an offer to sell or a solicitation of an offer to buy any security other than the shares of common stock offered. This prospectus is not an offer to sell or a solicitation of an offer to buy securities to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date on the prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.

August     , 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other expenses of issuance and distribution.

The estimated expenses in connection with this offering are estimated as follows:

SEC Registration Fee	$619
*Blue Sky fees and expense	5,000
*Printing and shipping expenses	15,000
*Legal fees and expenses	30,000
*Accounting fees and expenses	5,000
*Transfer agent or trustee fees	10,000
*Listing Fees	1,650
*Miscellaneous	2,731

Total	$70,000

*Estimates

Item 15.  Indemnifications of directors and officers.

Our charter (the “Charter”) limits the liability of our directors and officers to the company and our stockholders to the fullest extent permitted by the laws of the State of Maryland. The Maryland General Corporation Law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of the Charter do not limit the ability of us or our stockholders to obtain other relief, such as injunction or rescission.

Article X of our Second Amended and Restated Bylaws (the “Bylaws”) provides that we shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director or officer, or, as our director or officer, is or was serving at the request of us as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust, benefit plan or other enterprise. To the fullest extent permitted by law, such indemnification shall include expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement and any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland General Corporation Law requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by such corporation as authorized by the Maryland General Corporation Law and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by such corporation if it shall ultimately be determined that the standard of conduct was not met.

Article X of the Bylaws further provides that we may, with the approval of our board of directors, provide such indemnification and advancement of expenses as set forth in the above paragraph to our agents and employees.

Section 2-418 of the Maryland General Corporation Law requires a corporation, unless its charter provides otherwise, which the Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

Item 16.  Exhibits.

See Exhibit Index.

Item 17.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”):

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, California, on August 30, 2002.

HEALTH CARE PROPERTY INVESTORS, INC.

By:	/s/ Kenneth B. Roath
Kenneth B. Roath
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Kenneth B. Roath, James G. Reynolds and Edward J. Henning, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement thereto pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kenneth B. Roath	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2002
Kenneth B. Roath

/s/ James G. Reynolds	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 30, 2002
James G. Reynolds

/s/ Devasis Ghose	Senior Vice President and Treasurer (Principal Accounting Officer)	August 30, 2002
Devasis Ghose

/s/ Paul V. Colony	Director	August 30, 2002
Paul V. Colony

/s/ Robert R. Fanning, Jr.	Director	August 30, 2002
Robert R. Fanning, Jr.

/s/ Michael D. McKee	Director	August 30, 2002
Michael D. McKee

Signature	Title	Date

/s/ Harold M. Messmer, Jr.	Director	August 30, 2002
Harold M. Messmer, Jr.

/s/ Peter L. Rhein	Director	August 30, 2002
Peter L. Rhein

/s/ Warren E. Spieker, Jr.	Director	August 30, 2002
Warren E. Spieker, Jr.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Restatement of HCPI (incorporated herein by reference to exhibit 3.1 of HCPI’s quarterly report on Form 10-Q for the period ended June 30, 2001).
3.2	Second Amended and Restated Bylaws of HCPI (incorporated herein by reference to exhibit 3.2 of HCPI’s quarterly report on Form 10-Q for the period ended March 31, 1999).
3.3	Amendment No. 1 to Second Amended and Restated Bylaws of HCPI (incorporated herein by reference to exhibit 3.3 of HCPI’s annual report on Form 10-K for the period ended December 31, 2001).
3.4	Amendment No. 2 to Second Amended and Restated Bylaws of HCPI.
4.1
Rights Agreement, dated as of July 27, 2000, between Health Care Property Investors, Inc. and the Bank of New York, which includes the form of Certificate of Designations of the Series D Junior Participating Preferred Stock of Health Care Property Investors, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to exhibit 4.1 of Health Care Property Investors, Inc.’s Current Report on Form 8-K dated July 28, 2000).

4.2
Registration Rights Agreement dated November 20, 1998 between HCPI and James D. Bremner (incorporated by reference to exhibit 4.8 to HCPI’s annual report on Form 10-K for the year ended December 31, 1998). This exhibit is identical in all material respects to two other documents except the parties thereto. The parties to these other documents, other than HCPI, were James P. Revel and Michael F. Wiley.

4.3
Registration Rights Agreement dated January 20, 1999 between HCPI and Boyer Castle Dale Medical Clinic, L.L.C. (incorporated by reference to exhibit 4.9 to HCPI’s annual report on Form 10-K for the year ended December 31, 1998). This exhibit is identical in all material respects to 18 other documents except the parties thereto and the date. The parties to these other documents, other than HCPI, were Boyer Centerville Clinic Company, L.C., Boyer Elko, L.C., Boyer Desert Springs, L.C., Boyer Grantsville Medical, L.C., Boyer-Ogden Medical Associates, LTD., Boyer Ogden Medical Associates No. 2, LTD., Boyer-Salt Lake Industrial Clinic Associates, LTD., Boyer-St. Marks Medical Associates, LTD., Boyer McKay-Dee Associates, LTD., Boyer St. Mark’s Medical Associates #2, LTD., Boyer Iomega, L.C., Boyer Springville, L.C., and Boyer Primary Care Clinics Associates, LTD. #2, Boyer-BPMA Holdings, Spring Creek Medical Building, L.C., Boyer Davis North Medical Associates, Ltd., Boyer Desert Springs, L.C., and Amarillo Bell Associates.

4.4
Form of Deposit Agreement (including form of Depositary Receipt with respect to the Depositary Shares, each representing one-one hundredth of a share of our 8.60% Cumulative Redeemable Preferred Stock, Series C) (incorporated by reference to exhibit 4.8 to HCPI’s quarterly report on Form 10-Q for the period ended March 31, 2001) dated as of March 1, 2001 by and among HCPI, Wells Fargo Bank Minnesota, N.A. and the holders from time to time of the Depositary Shares described therein.

4.5
Dividend Reinvestment and Stock Purchase Plan, dated November 9, 2000 (incorporated by reference to exhibit 99.1 to HCPI’s registration statement on Form S-3 dated November 13, 2000, registration number 333-49796).

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Exhibit No.	Description
4.6
Registration Rights Agreement dated August 17, 2001 between HCPI and Boyer Old Mill II, L.C., Boyer-Research Park Associates, LTD., Boyer Research Park Associates VII, L.C., Chimney Ridge, L.C., Boyer-Foothill Associates, LTD., Boyer Research Park Associates VI, L.C., Boyer Stansbury II, L.C., Boyer Rancho Vistoso, L.C., Boyer-Alta View Associates, LTD., Boyer Kaysville Associates, L.C., Boyer Tatum Highlands Dental Clinic, L.C., Amarillo Bell Associates, Boyer Evanston, L.C., Boyer Denver Medical, L.C., Boyer Northwest Medical Center Two, L.C., and Boyer Caldwell Medical, L.C. (incorporated by reference to exhibit 4.12 to HCPI’s annual report on Form 10-K for the year ended December 31, 2002). This exhibit is identical in all material respects to one other document except the party thereto and the date. The party to this other document was Boyer-106th South Associates, Ltd.

4.7	Acknowledgment and Consent dated as of June 12, 2002 by and among Merrill Lynch Private Finance Inc., The Boyer Company, L.C., HCPI/Utah, LLC, the unitholders of HCPI/Utah, LLC and HCPI.
4.8	Acknowledgment and Consent dated as of June 12, 2002 by and among Merrill Lynch Private Finance Inc., The Boyer Company, L.C., HCPI/Utah II, LLC, the unitholders of HCPI/Utah II, LLC and HCPI.
5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the Common Stock being registered.
8.1	Opinion of Latham & Watkins regarding tax matters.
23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).
23.2	Consent of Latham & Watkins (included in Exhibit 8.1).
24.1	Power of Attorney (included on the signature page of this registration statement).

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